Exhibit 99.1

VERSO CORPORATION

2017 ANNUAL MEETING OF STOCKHOLDERS

MAY 12, 2017

CEO’S STATEMENT

CHRIS DISANTIS

Thank you Rob, and welcome everyone.

Let me start by offering my sincere appreciation to our investors for enabling our emergence in July of 2016. That support successfully reenergized Verso. I also want to thank our customers for their loyal, strategic partnerships. We take great pride in serving them better than any of our competitors. Our 4,500 Verso associates should be recognized for their resiliency and commitment to excellence. Despite the end market adversity, they have remained steadfast in their efforts and dedication.

2016 was a busy year. We continued the process of integrating NewPage, and our restructuring and emergence allowed us to establish a firm footing with a flexible balance sheet to face the challenges ahead. The impact of digitization and the expanding e-commerce channel (to the detriment of traditional retail) has put the printing and writing paper segment into a continuing, secular decline. Increasing import pressure and disadvantageous exchange rates only further exacerbated the problem. However, Verso generated good cash flow and completed 2016 with better than expected Adjusted EBITDA of $228 million (including the $25 million one-time gain from the curtailment of certain post-retirement employee benefits, OPEB).

Our priorities are clear moving forward as we passionately attack all the things that we can control.

First, we are ambitiously removing cost everywhere in the organization and right-sizing our graphic paper capacity, structure, resources and tonnage to conform to demand. We are leaving no stone unturned, continuing to fully utilize our tools of operational excellence and challenging every category of spending and each dollar invested on the balance sheet with particular scrutiny and oversight of our working capital position. Mike Weinhold, as President of the Graphic Papers business, is synchronizing our supply chains to attack inventory levels and free up cash.

Second, we are ambitiously searching for low-investment, high-return conversion opportunities at all of our locations. We ultimately will select only those with the best risk-to-reward profiles. This will allow us to start selling products we have never made before to diversify our base and reduce over time our dependence on the traditional core business. We have fantastic infrastructure in place upon which to work. Our world-class mills generally are in strategic locations with impressive production lines that have essential access to water, energy and wood baskets; all are led by exceptional, motivated leadership teams.

Third, we are re-doubling our efforts in the Specialty Paper and Pulp lines of our business to find ways to accelerate our growth by increasing the rate at which we successfully commercialize new products. Verso will become more agile and make big, bold decisions. We will move fast, and we will be relentless in our efforts.

Verso has many competitive advantages – enough scale to leverage improvements, several of the lowest cost production assets in North America, many areas to sustainably reduce costs to achieve our overhead reduction goals, a fantastic reputation for quality and service, an enviable customer list and a team with fresh thinking searching for new ways to do more with less.

If I can leave you with just one message today, it would be this: “We will intensively focus on what we can control, while thinking and taking action like owners.”

We are facing the stark reality of a difficult market in graphic papers, and there is a huge emphasis towards focusing on the elements of Verso we can drive with strict, operating discipline. We are doing the right things for our stockholders – our leaders are managing like investors (not just operators) with a keen eye on profitability, maximizing cash flow and ultimate return on capital. This is now permeating our strategy, tactics, decisions, thoughts and actions each and every day.

Thank you.

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